Exhibit 99.2



Investor Contact: Carmen Corbett, 312/836-2406
Media Contact:    Rebecca Hayne, 312/836-3005





                  NAVISTAR REPORTS SECOND QUARTER 1998 EARNINGS
                       OF $67 MILLION, 89 CENTS PER SHARE
              Company Posts Best Second Quarter Results in 9 Years
               Truck Order Demand, Engine Business Continue Strong
           Ford Agreement, Mexico Plant Opening Highlight Developments


CHICAGO (May 14, 1998) -- Navistar International Corporation (NYSE: NAV) today reported net income of $67 million, or $0.89 per common share (diluted) for the second quarter ended April 30, 1998. This compares to net income of $30 million, or $0.31 per common share in the same period last year.

         Consolidated sales and revenue from the company's manufacturing and financial services operations for the second quarter totaled $2.0 billion, compared to $1.6 billion in the second quarter of 1997.

         During the quarter, Navistar's worldwide shipments of 33,600 medium trucks and school buses (class 5-7 GVW) and heavy trucks (class 8 GVW) increased 31 percent over last year's second quarter total of 25,600. Shipments of mid-range diesel engines to other original equipment manufacturers during the quarter totaled 56,000, a 16 percent increase over the same period last year, while sales of service parts were $217 million, an increase of 7 percent over the second quarter of 1997.

         Commenting on the second quarter, John R. Horne, chairman, president and chief executive officer, said, "Our second quarter performance reflects continued solid truck and engine demand coupled with aggressive implementation

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


NAVISTAR EARNINGS -- page 2

of our five-point truck strategy and our engine strategies which led to an increase in net income and manufacturing gross margin." Gross margins increased from 13.8 percent in the year ago period, to 14.4 percent for the second quarter this year.

         "While we are pleased with the results of our efforts for the second quarter, we believe the results could have been better if our supply base were able to meet the high level of demand efficiently. For our part, we face significant challenges in the year ahead, as we continue to focus manufacturing operations, ramp up production at our new plant in Mexico, prepare for the introduction of the next generation vehicle program, and continue to work to reduce our cost structure and improve margins to meet our 1998 plan," Horne said.

         For the first six months of 1998, Navistar reported net income of $105 million, or $1.30 per common share (diluted), versus $45 million, or $0.41 per common share in the same period a year ago. Consolidated sales and revenues totaled $3.8 billion in the first six months, compared with $2.8 billion a year ago.

         Navistar's U.S. and Canadian market share was up from the same period a year ago. Market share for International(R) brand medium trucks increased to
39.9 percent, up more than five percentage points from last year's second quarter share of 34.4 percent. International(R) school bus market share climbed nearly four percentage points, up from 50.8 percent to 54.5 percent. The company's share for heavy trucks is at 20.5 percent, up nearly two percentage points from last year's 18.6 percent.







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


NAVISTAR EARNINGS -- page 3


Recent Developments

         During the quarter, Navistar announced it had been selected to negotiate an extended term agreement to supply diesel engines for select Ford Motor Company under 8,500 lb. GVW light-duty trucks and sport utility vehicles, such as the Ford Expedition, Lincoln Navigator, F-150 and F-250 pickups and Econoline 150 and 250 van models. Navistar currently supplies 7.3 liter V8 diesel engines for Ford's over-8,500 lb. GVW F- Series trucks and Econoline vans. Last year the companies agreed to extend that relationship, which began in 1981, with a new, 10-year contract beginning with model year 2003.

         "Our engine business continues to experience exceptional growth, fueled by product leadership and innovation," said Dan Ustian, group vice president and general manager, engine and foundry division. "Bringing innovation to market is key to the results we are enjoying. We're really in the business of providing solutions to our customers' needs, and our technology is what's putting us ahead of the competition."

          Also during the quarter, Navistar increased production from 933 to 1,002 engines per day at its Indianapolis Engine Plant in order to meet growing demand from Ford Motor Company for V8 engines used in Ford's F-250 and 350 super-duty pickups and Econoline vans. Production is scheduled to be increased in August to 1,127 engines per day.

         In addition, Navistar continued to drive its five-point truck strategy: focusing its truck assembly plants, simplifying current product lines, investing in new product development, expanding internationally and achieving competitive wages, benefits and productivity.

         In April, Navistar announced the opening of its new $167 million truck assembly facility in Escobedo, Nuevo Leon, Mexico. The 700,000 square-foot plant, the company's first plant in 20 years, is designed to meet Mexican and



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


NAVISTAR EARNINGS -- page 4

Latin American truck and urban bus demand. It has the capacity to produce 65 International brand medium and heavy trucks and buses per shift. The plant is expected to be fully operational by fall 1998. Navistar's share in Mexico has grown January through March 1998 to 19.1 percent or 969 units, up from 12.2 percent in 1997. The company currently serves customers in Mexico through a 42-location dealer network and a parts distribution center near Mexico City.

         Said Don DeFosset, executive vice president and president of the truck group, "We have made significant progress on a number of other fronts during the quarter as we continue to implement our truck strategies and make measurable improvements in quality, productivity and processes. This is an exciting time for the truck industry since demand is at nearly an all-time high."

         In March, Navistar introduced the International Eagle 9900 class 8 premium conventional truck at the Mid-America show in Louisville. Focused on driver satisfaction and retention and developed with the input of owner-operators and drivers in the U.S. and Canada, the truck features the use of a common chassis which reduces product complexity to enhance product quality and aftermarket support. The introduction continues the company's efforts to focus assembly facilities. All premium conventional models in the International 9000 series are currently assembled at the company's focused facility in Chatham, Ont. "Focused facilities and reduced manufacturing complexity contribute to improved quality and speedier delivery," said DeFosset.

         Navistar continued rollout of its popular Diamond SPEC(TM) program for its medium-duty trucks. Diamond SPEC is a faster, simplified truck ordering process that packages individual components into pre-engineered modules. It reduces manufacturing complexity and guarantees customers improved quality and





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


NAVISTAR EARNINGS -- page 5


enhanced overall vehicle performance. Through the second quarter, Diamond SPEC for medium truck accounted for 60 percent of the company's medium stock trucks ordered by dealers. Last year, Diamond SPEC for the heavy truck business met with significant success, accounting for 80 percent of the company's premium conventional class 8 stock trucks ordered by dealers.

Outlook for 1998 Demand

         Navistar forecasts industry demand for heavy trucks in the United States and Canada at 230,000 in fiscal 1998, compared with 196,800 heavy trucks sold by the industry in 1997. Industry demand for medium trucks in the United States and Canada is expected to reach 127,000 units in 1998, compared with the 117,400 trucks sold in 1997, and demand for school buses in fiscal 1998 is expected to be 32,000, compared with last year's total of 33,200.

         Navistar International Corporation, with world headquarters in Chicago and 1997 annual sales of $6.4 billion, is the leading North American producer of heavy and medium trucks and school buses. Navistar maintained its position as the leader in the combined U.S. and Canadian retail markets for medium and heavy trucks and school buses in the second quarter, achieving a 29.6 percent market share, which is 2.7 percentage points higher than a year ago. The company is also a worldwide leader in the manufacture of mid-range diesel engines which are produced in a range of 160 to 300 horsepower.










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


                       NAVISTAR INTERNATIONAL CORPORATION
                          AND CONSOLIDATED SUBSIDIARIES
                         STATEMENT OF INCOME (UNAUDITED)
                  (Millions of dollars, except per share data)



                                               THREE MONTHS ENDED                 SIX MONTHS ENDED
                                                    APRIL 30                          APRIL 30
                                            ------------------------           ----------------------
                                             1998              1997             1998            1997
                                            ------            ------           ------          ------
Sales and Revenues
Sales of manufactured products               $1,981           $1,493           $3,653          $2,733
Finance and insurance revenue                    47               43               92              88
Other income                                     14               15               24              26
                                             ------           ------           ------          ------

Total sales and revenues                      2,042            1,551            3,769           2,847
                                             ------           ------           ------          ------


Costs and expenses
Cost of products and services sold            1,703            1,292            3,157           2,368
Postretirement benefits                          43               57               88             108
Engineering and research expense                 46               32               81              62
Marketing and administrative expense             97               87              195             170
Interest expense                                 29               20               46              37
Financing charges on sold receivables             7                5               15              12
Insurance claims
   and underwriting expense                       9                9               18              17
                                             ------           ------           ------          ------

Total costs and expenses                      1,934            1,502            3,600           2,774
                                             ------           ------           ------          ------


    Income before income taxes                  108               49              169              73
    Income tax expense                           41               19               64              28
                                             ------           ------           ------          ------

Net income                                       67               30              105              45

Less dividends on Series G
  preferred stock                                 4                7               11              14
                                             ------           ------           ------          ------

Net income applicable to common stock        $   63           $   23           $   94          $   31
                                             ======           ======           ======          ======


Earnings per share
     Basic                                   $  .90           $  .31           $ 1.32          $  .41
     Diluted                                 $  .89           $  .31           $ 1.30          $  .41



Average  shares outstanding (millions)
     Basic                                     69.2             73.6             70.6            73.6
     Diluted                                   70.5             73.7             71.7            73.7


The Statement of Income includes the consolidated financial results of the company's manufacturing operations with its wholly owned financial services operations.

                       NAVISTAR INTERNATIONAL CORPORATION
                          AND CONSOLIDATED SUBSIDIARIES
                  STATEMENT OF FINANCIAL CONDITION (UNAUDITED)
                              (Millions of dollars)


                                                       AS OF APRIL 30
                                                  ----------------------
                                                   1998            1997
                                                  ------          ------
ASSETS
Cash and cash equivalents                         $  453          $  237
Marketable securities                                491             533
                                                  ------          ------
                                                     944             770
Receivables, net                                   2,044           1,618
Inventories                                          576             503
Property and equipment, net                          968             748
Investments and other assets                         334             303
Intangible pension assets                            212             267
Deferred tax asset, net                              871             995
                                                  ------          ------

Total assets                                      $5,949          $5,204
                                                  ======          ======

LIABILITIES AND SHAREOWNERS' EQUITY
Liabilities
Accounts payable, principally trade               $1,214          $  907
Debt:
  Manufacturing operations                           464             109
  Financial services operations                    1,592           1,213
Postretirement benefits liability                    910           1,200
Other liabilities                                    977             816
                                                  ------          ------
Total liabilities                                  5,157           4,245
                                                  ------          ------

Commitments and contingencies

Shareowners' equity
Series G convertible preferred stock
  (liquidation preference $240)                        -             240
Series D convertible junior preference stock
  (liquidation preference $4)                          4               4
Common stock
  (55.4 and 51.0 million shares issued)            1,750           1,642
Class B Common stock
  (19.9 and 24.3 million shares issued)              388             491
Retained earnings (deficit)                       (1,212)         (1,388)
Common stock held in treasury, at cost              (138)            (30)
                                                  ------          ------
  Total shareowners' equity                          792             959
                                                  ------          ------

Total liabilities and shareowners' equity         $5,949          $5,204
                                                  ======          ======


The Statement of Financial Condition includes the consolidated financial results of the company's manufacturing operations with its wholly owned financial services operations.



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